Exhibit (a)(1)(ii)

CONSENT AND LETTER OF TRANSMITTAL

To Tender and to Give Consents in Respect of Any and All of the Outstanding

Senior Secured Toggle Notes due 2020 (CUSIP No. 205768 AP9)

(the “Toggle Notes”);

7 3/4% Convertible Secured PIK Notes due 2019 (CUSIP No. 205768 AM6)

(the “2019 Convertible Notes”);

9 1/2% Convertible Secured PIK Notes due 2020 (CUSIP No. 205768 AN4)

(the “2020 Convertible Notes”, and together with the 2019 Convertible Notes, the “Convertible Notes”);

10% Senior Secured Notes due 2020 (CUSIP Nos. 205768 AK0 and U2038J AC1)

(the “10% 2020 Notes”);

7 3/4% Senior Notes due 2019 (CUSIP No. 205768 AH7)

(the “2019 Senior Notes”); and

9 1/2% Senior Notes due 2020 (CUSIP No. 205768 AJ3)

(the “2020 Senior Notes”)

of

COMSTOCK RESOURCES, INC.

Pursuant to the Offer to Purchase and Consent Solicitation, dated July 13, 2018.

REFERENCE IS HEREBY MADE TO THE TOGGLE NOTES, THE CONVERTIBLE NOTES, THE 10% 2020 NOTES, THE 2019 SENIOR NOTES AND THE 2020 SENIOR NOTES (COLLECTIVELY, THE “NOTES”) OF COMSTOCK RESOURCES, INC., A NEVADA CORPORATION (THE “COMPANY”, “COMSTOCK”, WE”, “US” OR “OUR”).

THE TENDER OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 10, 2018, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). HOLDERS MUST VALIDLY TENDER THEIR NOTES PRIOR TO THE EXPIRATION DATE IN ORDER TO PARTICIPATE IN THE TENDER OFFER AND BE ELIGIBLE TO RECEIVE THE TENDER OFFER CONSIDERATION. HOLDERS MUST VALIDLY TENDER THEIR TOGGLE NOTES OR 10% 2020 NOTES PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JULY 27, 2018 (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EARLY PARTICIPATION TIME”), TO ALSO BE ELIGIBLE TO RECEIVE THE APPLICABLE EARLY PARTICIPATION PREMIUM RELATED TO SUCH NOTES, IN ADDITION TO THE TENDER OFFER CONSIDERATION. HOLDERS WHO VALIDLY TENDER TOGGLE NOTES OR 10% 2020 NOTES AFTER THE EARLY PARTICIPATION TIME, BUT PRIOR TO THE EXPIRATION DATE, WILL BE ELIGLBLE TO RECEIVE ONLY THE TENDER OFFER CONSIDERATION AND WILL NOT RECEIVE THE EARLY TENDER PREMIUM.

HOLDERS WHO DESIRE TO TENDER THEIR NOTES MUST CONSENT TO THE PROPOSED AMENDMENTS TO THE INDENTURE GOVERNING THE APPLICABLE SERIES OF THE NOTES, AND HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THEIR NOTES.

VALIDLY TENDERED CONVERTIBLE NOTES MAY BE VALIDLY WITHDRAWN AND THE RELATED CONSENTS MAY BE VALIDLY REVOKED AT ANY TIME PRIOR TO THE EXPIRATION DATE (SUCH TIME AND DATE, THE “CONVERTIBLE WITHDRAWAL TIME”), BUT NOT THEREAFTER. VALIDLY TENDERED TOGGLE NOTES, 10% 2020 NOTES, 2019 SENIOR NOTES AND 2020 SENIOR NOTES MAY BE VALIDLY WITHDRAWN AND THE RELATED CONSENTS MAY BE VALIDLY REVOKED AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JULY 27, 2018 (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “NON-CONVERTIBLE WITHDRAWAL TIME”), BUT NOT THEREAFTER. WE REFER TO THE APPLICABLE WITHDRAWAL DEADLINE FOR EACH SERIES OF NOTES AS THE “WITHDRAWAL TIME” FOR SUCH SERIES OF NOTES.

THE SUPPLEMENTAL INDENTURE WITH RESPECT TO A SERIES OF NOTES WILL BE EXECUTED AND DELIVERED ON THE SETTLEMENT DATE IF WE HAVE RECEIVED CONSENTS FROM HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE APPLICABLE SERIES OF THE NOTES, EXCLUDING ANY NOTES OF SUCH SERIES HELD BY AFFILIATES (OR, IN THE CASE OF THE COLLATERAL RELEASE, AT LEAST TWO-THIRDS OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE APPLICABLE SERIES OF THE NOTES, EXCLUDING ANY NOTES OF SUCH SERIES HELD BY AFFILIATES).

HOLDERS THAT DESIRE TO PARTICIPATE IN THE TENDER OFFER AND RECEIVE THE APPLICABLE TENDER OFFER CONSIDERATION ON THE SETTLEMENT DATE MUST CAUSE AN AGENT’S MESSAGE TO BE RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT PRIOR TO THE EXPIRATION DATE. HOLDERS OF THE TOGGLE NOTES OR 10% 2020 NOTES THAT DESIRE TO PARTICIPATE IN THE TENDER OFFER AND RECEIVE THE APPLICABLE EARLY PARTICIPATION PREMIUM, IN ADDITION TO THE TENDER OFFER CONSIDERATION, ON THE SETTLEMENT DATE MUST CAUSE AN AGENT’S MESSAGE TO BE RECEIVED BY THE DEPOSITARY AND INFORMATION AGENT PRIOR TO THE EARLY PARTICIPATION TIME.

The Depositary and Information Agent for the Tender Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (866) 521-4192

All terms used herein and not defined herein have the respective meanings ascribed to them in the Offer to Purchase and Consent Solicitation, dated July 13, 2018, of Comstock Resources, Inc. (the “Offer to Purchase”).

The instructions contained herein and elsewhere in the Offer to Purchase should be read carefully before this consent and letter of transmittal is completed.

This consent and letter of transmittal is to be used by holders of any of the series of our debt securities listed in the heading of this consent and letter of transmittal. Tender of the Notes and delivery of consents is to be made according to the Automated Tender Offer Program (“ATOP”) of DTC pursuant to the procedures set forth in the Offer to Purchase under the caption “Procedures for Tendering Notes and Delivering Consents.” DTC participants that are accepting the Tender Offer and consenting in the Consent Solicitation must transmit their acceptance and consent to DTC, which will verify the acceptance and consent and execute a book-entry delivery to the DTC account of the Depositary and Information Agent, D.F. King & Co., Inc. DTC will then send a computer generated message known as an “agent’s message” to the Depositary and Information Agent for its acceptance. For you to validly tender your Notes in the Tender Offer (thereby delivering the related Consents), the Depositary and Information Agent must receive and confirm, prior to the Expiration Date (or, with respect to the Toggle Notes or the 10% 2020 Notes, prior to the Early Participation Time to receive the Total Consideration, which consists of the Tender Offer Consideration plus the Early Tender Premium), an agent’s message under the ATOP procedures that affirms that:

•	DTC has received your instructions to tender your Notes and deliver your consents to the Proposed Amendments with respect to the applicable series of the Notes; and

•	you agree to be bound by the terms of this consent and letter of transmittal.

By using the ATOP procedures to tender outstanding Notes, you will not be required to deliver this consent and letter of transmittal to the Depositary and Information Agent. However, you will be bound by its terms just as if you had signed and submitted it.

We will pay for Notes that we have accepted for purchase by wiring to DTC on the Settlement Date funds sufficient to pay the full amount of the applicable Tender Offer Consideration and the Early Participation Premium, as applicable, that we then owe to the Holders plus cash in the amount of the interest accrued on the purchased Notes from the last interest payment date to, but excluding, the Settlement Date. We will not be responsible for any mistakes or delays made by DTC or any of its participants in distributing the applicable Tender Offer Consideration, any Early Participation Premium or interest on the Notes, and no additional interest will be payable because of any such mistake or delay.

In the event that the Tender Offer is terminated with respect to any series of the Notes or otherwise not completed, you will not receive cash in respect of any of your Notes of such series that have been tendered in response to the Tender Offer, even if you have validly tendered such Notes. Any Notes that are validly tendered but not purchased by us will be returned, at our expense, through the facilities of DTC, to you by book-entry transfer.

If you tender Notes in the Tender Offer, you will automatically consent to the applicable Proposed Amendments relating to such series of Notes. You may not consent to the Proposed Amendments with respect to any series of the Notes unless you participate in the Tender Offer for such series. The Tender Offer and Consent Solicitation are being made strictly upon the terms and subject to the conditions set forth herein and elsewhere in the Offer to Purchase.

The consummation of the Tender Offer is subject to certain conditions including the Transaction Conditions and the General Conditions, all as more fully described in the Offer to Purchase under “Conditions to Consummation of the Tender Offer.”

The instructions included with this consent and letter of transmittal must be followed. Questions and requests for assistance with tendering Notes or for additional copies of the Offer to Purchase and this consent and letter of transmittal may be directed to the Depositary and Information Agent, whose address and telephone numbers appear on the second page of this consent and letter of transmittal, and questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose address and telephone numbers appear under Instruction 8 below.

THE TENDER OFFER AND THE CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL TENDERS OF NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE TENDER OFFER OR THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

By tendering outstanding Notes in the Tender Offer, you acknowledge receipt of the Offer to Purchase (including this consent and letter of transmittal and instructions hereto), which constitutes:

•	our offer to purchase any and all of the Notes; and

•	our solicitation of consents from Holders to the Proposed Amendments with respect to each series of the Notes.

The Tender Offer is subject to certain conditions described in the Offer to Purchase under “Conditions to Consummation of the Tender Offer.”

Upon the terms and subject to the conditions of the Tender Offer, you hereby:

•	tender to us the principal amount of Notes indicated in the applicable agent’s message; and

•	consent to the applicable Proposed Amendments that are described in the Offer to Purchase under “Proposed Amendments,” and to the execution and delivery of the applicable Supplemental Indenture to the respective Indenture (hereby revoking any previously submitted disapproval or abstention), in each case with respect to the aggregate principal amount of Notes of such series so tendered.

Subject to, and effective upon, the acceptance for purchase of the principal amount of Notes tendered under this consent and letter of transmittal, you hereby tender, exchange, sell, assign and transfer to, or upon the order of, us all right, title and interest in and to the Notes that are being tendered hereby, waive any and all other rights with respect to such Notes, including, without limitation, any existing or past defaults, and release and discharge us from any and all claims you may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to such Notes or to participate in any redemption or defeasance of such Notes. You hereby irrevocably constitute and appoint the Depositary and Information Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Depositary and Information Agent also acts as our agent) with respect to such Notes, with full power of substitution (such power-of-attorney being deemed to be an irrevocable power coupled with an interest), (i) to transfer ownership of such Notes on the account books maintained by DTC to the Depositary and Information Agent or us or upon our order and (ii) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Notes.

You agree and acknowledge that, by tendering Notes in the Tender Offer, you make and provide the consent, with respect to such series of Notes tendered hereby, to the Proposed Amendments as required by the respective Indenture. You understand that such consent shall remain in full force and effect until such consent is validly revoked in accordance with the procedures set forth in the Offer to Purchase under “Withdrawal of Tenders; Revocation of Consents” and this consent and letter of transmittal, which procedures are hereby agreed to be applicable in lieu of any and all other procedures for revocation set forth in the applicable Indenture, which are hereby waived. You understand that the consent provided hereby may not be revoked after the applicable Withdrawal Time. The applicable Supplemental Indenture will be executed by us, the Guarantors and the applicable Trustee after receipt of the Requisite Consents, but in no event earlier than the Settlement Date, and you acknowledge that the applicable Supplemental Indenture will become effective immediately upon execution thereof. You further acknowledge that, although the applicable Supplemental Indenture will become effective immediately upon the execution thereof, the Proposed Amendments with respect to each series of the Notes will not become operative unless and until at least a majority of the outstanding principal amount of such series of the Notes, excluding any Notes of such series owned by us or our affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of such series of the Notes, excluding any Notes of such series held by Affiliates) is purchased by us pursuant to the Tender Offer.

You understand that tenders of Notes made prior to the applicable Withdrawal Time and the related consents may be withdrawn and revoked at any time prior to the Withdrawal Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Holders of Notes may not deliver consents in the Consent Solicitation without tendering the related Notes in the Tender Offer, and may not revoke consents without withdrawing the previously tendered Notes to which such consents relate. Holders of Notes may not tender Notes in the Tender Offer without delivering consents with respect to such Notes in the Consent Solicitation, and may not withdraw Notes without revoking the consents to which such tender relates.

You understand that tenders of your Notes pursuant to the procedures described in the Offer to Purchase and in the instructions hereto and acceptance thereof by us will constitute a binding agreement between you and us upon the terms of the Tender Offer and the Consent Solicitation and subject to the conditions of the Tender Offer.

You hereby represent and warrant that you have full power and authority to tender, sell, assign and transfer the Notes tendered hereby and to give consent to the Proposed Amendments described in the Offer to Purchase, and that when such Notes are accepted for purchase by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and subject to no adverse claim or right. You will, upon request, execute and deliver any additional documents deemed by the Depositary and Information Agent or by us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered hereby or to perfect your consent.

For purposes of the Tender Offer, you understand that we will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes with respect to which we have waived such defect), if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary and Information Agent.

You understand that we will not accept for purchase any Notes tendered after the Expiration Date. In addition, you understand that your Notes must be validly tendered, and not validly withdrawn, prior to the Expiration Date in order to receive the applicable Tender Offer Consideration on the Settlement Date and any Toggle Notes or 10% 2020 Notes must be validly tendered, and not validly withdrawn, prior to the Early Participation Time in order to also receive the applicable Early Participation Premium on the Settlement Date.

All authority conferred or agreed to be conferred by this consent and letter of transmittal shall survive your death or incapacity, and your obligations under this consent and letter of transmittal shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

You understand that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary and Information Agent, until receipt and confirmation of an “agent’s message.”

You understand that all questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Notes and deliveries and revocations of consents will be determined by us, in our sole discretion, which determination shall be final and binding.

Very truly yours,

Comstock Resources, Inc.

INSTRUCTIONS

Forming Part of the Terms and Conditions

of the Tender Offer and the Consent Solicitation

1. Book-Entry Confirmations; Consideration; Withdrawal of Tenders. To be eligible to receive the applicable Tender Offer Consideration on the Settlement Date for the tender of Notes in the Tender Offer, a confirmation of any book-entry transfer into the account of the Depositary and Information Agent at DTC through the ATOP of Notes tendered electronically must be received (and not validly withdrawn) by the Depositary and Information Agent prior to the Expiration Date. To be eligible to receive the applicable Total Consideration on the Settlement Date for the tender of Toggle Notes or 10% 2020 Notes in the Tender Offer, a confirmation of any book-entry transfer into the account of the Depositary and Information Agent at DTC through the ATOP of such Notes tendered electronically must be received (and not validly withdrawn) by the Depositary and Information Agent prior to the Early Participation Time to receive the Total Consideration. Valid tenders of Notes in the Tender Offer made prior to the Expiration Date (or the Early Participation Time, if applicable) will be accepted in accordance with the procedures described in the preceding sentence or otherwise in compliance with this consent and letter of transmittal. You are solely responsible for ensuring that your Notes are validly tendered in the Tender Offer. It is suggested that holders tender their Notes sufficiently in advance of the Expiration Date (or the Early Participation Time, if applicable) to permit delivery by DTC of the agent’s message to the Depositary and Information Agent prior to such time. The delivery will be deemed made when the agent’s message is actually received and confirmed by the Depositary and Information Agent. Holders who validly tender and do not validly withdraw Notes will be paid an amount in cash equal to the accrued and unpaid interest, if any, from the last interest payment date on such Notes up to, but excluding, the Settlement Date for their Notes accepted for purchase.

Holders who tender Notes in the Tender Offer will be deemed to have consented to the Proposed Amendments with respect to the applicable series of the Notes.

Tenders of Notes made prior to the applicable Withdrawal Time may be withdrawn at any time before the applicable Withdrawal Time, but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law. Withdrawal of tenders of Notes may be accomplished by complying with the applicable ATOP procedures for withdrawal of tenders. The Depositary and Information Agent must receive the “request message” relating to a Holder’s withdrawal prior to the applicable Withdrawal Time, assuming no additional withdrawal rights are so required. Withdrawal of Notes will be deemed to withdraw the related consents to the Proposed Amendments with respect to such series of the Notes. If you withdraw Notes, you will have the right to re-tender them through the ATOP prior to the Expiration Date to receive the Tender Offer Consideration, and with respect to the Toggle Notes or the 10% 2020 Notes, prior to the Early Participation Time to receive the Total Consideration.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of tenders or revocation of consents will be determined by us, in our sole discretion, which determination shall be final and binding. None of the Company, the Depositary and Information Agent, the Dealer Manager and Solicitation Agent, the applicable Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal of tenders or revocation of consents, or incur any liability for failure to give any such notification.

2. Consent to Proposed Amendments; Revocation of Consent. In accordance with the Offer to Purchase, all valid tenders of Notes received by the Depositary and Information Agent prior to the Expiration Date will be counted as consents with respect to the execution and delivery of the Supplemental Indenture with respect to such series of the Notes. We, the Guarantors and the applicable Trustee will execute the applicable Supplemental Indenture on the Settlement Date if we have received consents representing at least a majority of the outstanding principal amount of the applicable series of Notes, excluding any Notes held by Affiliates (or, in the case of the Collateral Release, at least two-thirds of the outstanding principal amount of the applicable series of the Notes, excluding any Notes held by Affiliates). To validly revoke your consent, you must withdraw your tender of Notes prior to the applicable Withdrawal Time by following the withdrawal procedures described above in Instruction 1. In addition, if you tender Notes in the Tender Offer and we do not purchase such Notes, your consent will also be deemed to be revoked with respect to such Notes.

3. Partial Tenders and Consents. Toggle Notes and Convertible Notes may be tendered and related Consents may be delivered only in principal amounts equal to minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The 10% 2020 Notes, the 2019 Senior Notes and the 2020 Senior Notes may be tendered and related Consents may be delivered only in principal amounts equal to minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted. The entire principal amount of each series of Notes set forth in a participant’s DTC account will be deemed to have been tendered, and a related consent in respect thereof given, unless otherwise indicated. If the entire principal amount of all Notes is not tendered or not accepted for purchase (and the related consent in respect thereof not given), Notes representing such untendered amount (or in respect of which a consent is not given) will be returned by credit to the participant’s account at DTC promptly after the Notes are accepted for purchase.

4. Transfer Taxes. We will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes pursuant to the Tender Offer. If, however, payment is to be made to, or if Notes not tendered or not accepted for purchase are to be registered in the name of or delivered to, any persons other than the registered Holders, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person will be deducted from the payment unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

5. Irregularities. All questions as to the validity (including time of receipt) and acceptance of tenders of Notes and deliveries of consents will be determined by us, in our sole discretion, which determination shall be final and binding. Alternative, conditional or contingent tenders or consents will not be considered valid. We reserve the absolute right to reject any or all tenders and consents in respect of the Notes the acceptance of which would, in our opinion, be unlawful. We also reserve the right, in our sole discretion, to waive any defects, irregularities or conditions of tender as to particular Notes or of delivery as to particular consents. Our interpretation of the terms and conditions of the Tender Offer and the Consent Solicitation (including the instructions in this consent and letter of transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Notes or deliveries of consents must be cured within such time as we determine, unless waived by us. Valid tenders of Notes shall not have been deemed to have been made until all defects or irregularities have been waived by us or cured. All tendering Holders, by tender of Notes in the Tender Offer, waive any right to receive notice of the acceptance of their Notes for purchase or of the effectiveness of the Proposed Amendments relating to such series of the Notes. Neither we, the Dealer Manager and Solicitation Agent, the Depositary and Information Agent, the applicable Trustee nor any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or deliveries of consents, or will incur any liability to Holders for failure to give any such notice.

6. Waiver of Conditions. While we have no current plans or arrangements to do so, we expressly reserve the absolute right, in our sole discretion, to amend or waive any of the conditions of the Tender Offer in the case of any Notes tendered, in whole or in part, at any time and from time to time. In the case of an amendment to a condition of the Tender Offer, we will give Holders notice of such amendment as may be required by applicable law.

7. Information Reporting and Backup Withholding. Payments made to Holders may be subject to information reporting and backup withholding of U.S. federal income tax, currently at a rate of 24%. Certain holders are not subject to these information reporting and backup withholding requirements. To avoid backup withholding, a Holder who is a U.S. person for U.S. federal income tax purposes (a “U.S. Holder”) and that does not otherwise establish an exemption should complete and return an IRS Form W-9 certifying that the U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct, and that the U.S. Holder is not subject to backup withholding. Failure to provide the correct information on the IRS Form W-9 may subject the tendering U.S. Holder to a $50 penalty imposed by the IRS. To avoid backup withholding, a holder that is a non-U.S. person for U.S. federal income tax purposes generally is required to complete and submit an IRS Form W-8BEN or IRS Form W-8BEN-E, or other applicable IRS Form W-8, certifying the holder’s non-U.S. status. IRS forms may be obtained from the IRS website, www.irs.gov.

8. Requests for Assistance or Additional Copies. Any questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to the Dealer Manager and Solicitation Agent at the location and telephone numbers set forth below, and requests for additional copies of documentation related to the Tender Offer and Consent Solicitation, requests for copies of the Indentures and any questions or requests for assistance in tendering may be directed to the Depositary and Information Agent at the location and telephone numbers set forth on the second page of this consent and letter of transmittal. Holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer and/or the Consent Solicitation.

The Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation is:

BofA Merrill Lynch

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

(888) 292-0070 (U.S. Toll Free)

(980) 388-4813 (Collect)

Attn: Debt Advisory

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